EXECUTION

Exhibit 10.10

UWW HOLDINGS, INC.

CONSULTING AND NON-COMPETITION AGREEMENT

THIS CONSULTING AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of January 28, 2014 between UWW Holdings, Inc., a Delaware corporation (“UWW”) and Allan R. Dragone, Jr. (“Consultant”).

WHEREAS, Consultant is employed by UWW as its Chief Executive Officer pursuant to the Third Amended & Restated Employment Agreement, made as of September 19, 2008, between UWW and Consultant and amended as of December 17, 2008, further amended as of December 21, 2010 and further amended as of the date hereof (as amended from time to time, the “Employment Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”), by and among xpedx Holding Company, a Delaware limited liability company (the “Company”), UWW, International Paper Company, a New York corporation (“IP”), xpedx Intermediate, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of IP (“xpedx Intermediate LLC”) and certain other parties thereto, UWW will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and immediately thereafter, xpedx Intermediate LLC will merge with and into Unisource Worldwide, Inc., a Delaware corporation (“Unisource Sub”), with Unisource Sub continuing as the surviving corporation and a wholly-owned subsidiary of the Company (together, the “Proposed Transaction”);

WHEREAS, effective as of the closing date of the Proposed Transaction (the “Effective Date”) Consultant’s employment with UWW under the Employment Agreement shall cease and Consultant shall become a consultant to the Company under the terms hereunder;

WHEREAS, the Company will assume the obligations under and become a party to this Agreement by operation of law as a result of the consummation of the Merger;

WHEREAS, Consultant understands and acknowledges that IP and the Company would not enter into the Merger Agreement or consummate the Proposed Transactions in the absence of this Agreement, including but not limited to Consultant’s agreement to the restricted covenants set forth in paragraphs 6, 7 and 8 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consulting Relationship. The Company shall engage the services of Consultant, and Consultant hereby agrees to perform services for the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date (such date, the “Consulting Period Effective Date”) and ending upon the second anniversary of the Consulting Period Effective Date, or such earlier date as provided in this Agreement (such period, the “Consulting Period”). In the event that the Proposed Transaction does not occur, this Agreement shall become null and void and Consultant and the Company shall have no further rights or obligations hereunder.

2. Position and Duties.

(a) During the Consulting Period, Consultant shall serve as an independent contractor. During the Consulting Period, Consultant shall render such consulting services to the Company and its Subsidiaries as the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”) may from time to time direct and, subject to paragraph 4, shall serve as a member of the Board. For avoidance of doubt, the Company intends that the services performed by Consultant to the Company pursuant to this Agreement shall be at a level that is no more than 20% of the average level of services that Consultant performed during the thirty-six (36) months of his employment with UWW immediately preceding the Consulting Period Effective Date.

(b) Consultant shall report to the Board or the CEO. During the Consulting Period, the Consultant (1) will not have an office at any Company facility, (2) will not attend industry associations or shows as a representative of the Company, (3) will refer emails and phone calls from employees and customers to the CEO or the General Counsel of the Company and (4) will not respond to press or investor inquiries, in each case without authorization from the Board or the CEO of the Company.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or UWW, directly or through one or more Subsidiaries.

(d) For purposes of this Agreement, “Affiliates” shall mean with respect to the Company and its Subsidiaries or UWW and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

(e) For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

3. Compensation.

(a) During the Consulting Period, Consultant will receive an amount equal to $1,000,000 per annum (the “Base Payment”) payable on a monthly basis, and pro rated for any period of less than a full year, for the consulting services provided by Consultant and Consultant’s other promises and agreements hereunder. During the Consulting Period, the Consultant shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

(b) During the Consulting Period, the Company shall reimburse Consultant for all reasonable and necessary business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel (which may be first class), entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Payment, during each twelve (12) month period following the Consulting Period Effective Date, Consultant will be eligible to earn a target bonus of 50% of his Base Payment for such period (the “Target Bonus”), determined by the Board or the compensation committee of the Board (if there is one) (the “Compensation Committee”) based upon the Board’s reasonable determination of the satisfaction of financial goals or such other metrics as agreed by the Compensation Committee prior to each year commencing during the Consulting Period. Unless otherwise agreed to by Consultant, any such bonus amount for a year shall be paid no later than the date which is two and one-half months after the end of such annual period. For the avoidance of doubt, the aggregate Target Bonuses for the Consulting Period shall not exceed $1,000,000.

4. Board Membership. The Board shall take such action as may be necessary to appoint or nominate Consultant to become a member of the Board effective as of the Consulting Period Effective Date. Thereafter, during the Consulting Period, the Board shall nominate Consultant for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Upon the termination or expiration of the Consulting Period, Consultant shall resign as a director of the Company and its Subsidiaries, as the case may be. To eliminate any potential conflicts of interest, the Consultant will not serve on any committee of the Board and, for the avoidance of doubt, will not participate in the assessment of the Company’s CEO. While serving on the Board, Consultant shall be entitled to receive the same compensation for service as a director as the Company’s independent directors (including without limitation any equity and/or convertible equity).

5. Term.

(a) The Consulting Period shall continue until the second anniversary of the Consulting Period Effective Date, but may be terminated earlier, (i) by Consultant’s resignation (with or without Good Reason, as defined below), death, or Disability, (ii) or upon the Board’s determination in its good faith judgment that termination of Consultant’s service is in the best interests of the Company (whether for Cause (as defined below) or without Cause).

(b) If the Consulting Period is terminated (1) by the Company without Cause (other than as a result of Consultant’s Disability) or (2) upon Consultant’s resignation with Good Reason, in each case prior to the second anniversary of the Consulting Period Effective Date, Consultant shall be entitled to (x) an amount equal to $1,000,000, reduced by any bonus previously paid or earned pursuant to paragraph 3(c), paid in a lump sum within seventy (70) days following the termination of the Consulting Period and (y) continued payment of his Base Payment through the second anniversary of the Consulting Period Effective Date, paid on a monthly basis. Any amounts payable pursuant to this paragraph 5(b) shall not be paid until the first scheduled payment date following the date the General Release (as defined below) is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Consultant would otherwise have been entitled during the period following the termination of the Consulting Period if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and official guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Consultant would otherwise have been entitled during the period following the end of the Consulting Period if such deferral had not been required.

(c) If the Consulting Period is terminated (1) by the Company for Cause, (2) due to Consultant’s death or Disability (3) by Consultant’s resignation without Good Reason, or (4) following the second anniversary of the Consulting Period Effective Date, Consultant shall be entitled to receive (i) his Base Payment through the date of termination or expiration and (ii) any bonus amounts to which Consultant is entitled determined by reference to a bonus period that ended on or prior to the date of termination or expiration.

(d) The parties hereto acknowledge that the Consultant’s employment pursuant to the Employment Agreement has been terminated without Cause, effective as of the Consulting Period Effective Date. As such, the parties acknowledge and agree that severance shall be paid to the Consultant pursuant to Section 5(b) of the Employment Agreement and the Executive shall have the rights described in Section 28 (relating to the Executive Residence Matters) of the Employment Agreement, in each case in accordance with the terms and conditions of such provisions as provided in the Employment Agreement, which terms shall expressly survive the Consulting Period Effective Date. The parties acknowledge and agree that the general release, in form and substance satisfactory to the Company, that is referred to in Section 5(b) of the Employment Agreement and is required to be executed to receive such severance, shall be in the form attached hereto as Exhibit B.

(e) Any and all amounts payable pursuant to paragraph 5(b) shall only be payable if Consultant delivers to the Company and does not revoke a general release of claims in favor of the Company and its Affiliates (the “General Release”) in substantially the form attached on Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

(f) Except as otherwise expressly provided herein, Consultant shall not be entitled to any compensation from the Company or its Subsidiaries after the termination or expiration of the Consulting Period.

(g) Consultant is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.

(h) The Company may offset any amounts Consultant owes it or any of its Subsidiaries against any amounts the Company or its Subsidiaries owes Consultant hereunder,

provided, however that in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(i) For purposes of this Agreement, “Cause” shall mean with respect to Consultant one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties as reasonably directed by the Board or CEO, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (vi) any other material breach by Consultant of this Agreement which is not cured to the Board’s reasonable satisfaction within 15 days after written notice thereof to Consultant.

(j) Consultant will be “Disabled” only if, as a result of his incapacity due to physical or mental illness, Consultant would have been considered disabled under the Company’s long-term disability insurance plans if he were covered by such plans.

(k) For purposes of this Agreement, “Good Reason” shall mean if Consultant resigns from the Consultant’s position with the Company and its Subsidiaries prior to the end of the Consulting Period as a result of the Company’s reduction in the amount of the Base Payment without Consultant’s written consent, or the Company breaches its obligation to pay Consultant any portion of the Base Payment when due, which is not cured to Consultant’s reasonable satisfaction within 15 days after written notice thereof to the Company.

6. Confidential Information.

(a) Consultant acknowledges that the continued success of the Company and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Consultant during the course of his employment with UWW and its Subsidiaries prior to the Consulting Period Effective Date, his performance of services under this Agreement or his service as a director of the Company, UWW or any of their respective Subsidiaries or Affiliates, in each case whether before or after the Consulting Period Effective Date, concerning the business and affairs of the Company and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Consultant became or becomes aware of during his employment or other service with UWW and its Subsidiaries and Affiliates, during the Consulting Period or during his service as a director of the Company and its Subsidiaries and Affiliates, the Persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Consultant’s course of employment or other service with UWW and its Subsidiaries and Affiliates, performance under this Agreement or service as a director of the Company and its Subsidiaries and Affiliates, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Consultant agrees that, in addition to any obligations under the Employment Agreement, during the Consulting Period and after termination of the Consulting Period for any reason he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Consultant’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Consultant agrees to deliver to the Company at the end of the Consulting Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b) During the Consulting Period, Consultant shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person (other than UWW and its Subsidiaries) to whom Consultant has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Consultant has an obligation of confidentiality unless consented to in writing by the former employer or Person (other than UWW and its Subsidiaries). Consultant shall use in the performance of his duties only information that is (i) generally known and used by Persons with training and experience comparable to Consultant’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Consultant has an obligation of confidentiality (other than UWW and its Subsidiaries), approved for such use in writing by such former employer or Person. If at any time during the Consulting Period, Consultant believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Consultant may have to former employers, Consultant shall immediately advise the Board so that Consultant’s duties can be modified appropriately.

(c) Consultant represents and warrants to the Company that Consultant took nothing with him which belonged to any former employer, other than UWW and its Subsidiaries, when Consultant left his prior position and that Consultant has nothing that contains any information which belongs to any former employer (other than UWW and its Subsidiaries). If at any time Consultant discovers this is incorrect, Consultant shall promptly return any such materials to Consultant’s former employer. The Company does not want any such materials, and Consultant shall not be permitted to use or refer to any such materials in the performance of Consultant’s duties hereunder.

(d) Consultant understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Consulting Period and thereafter, and without in any way limiting the provisions of paragraph 6(a) above, Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

7. Intellectual Property, Inventions and Patents. Consultant acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Consultant (whether above or jointly with others) while providing services to the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Consultant shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Consulting Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Non-Compete, Non-Solicitation.

(a) Consultant acknowledges and agrees that during the course of his employment, consultancy and other service relationships with UWW, the Company and their respective Subsidiaries he has and shall become familiar with the Company’s and its Subsidiaries’ and Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates, that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates and that given, this expertise and knowledge, Consultant’s competition with the Company and its Subsidiaries and Affiliates would cause the Company to suffer irreparable harm. Therefore, and in further consideration of the compensation to be paid to Consultant hereunder, Consultant agrees that, during the Consulting Period and for twenty four (24) months thereafter (the “Noncompete Period”), he shall not, directly or indirectly, compete with the Business of the Company within North America by serving in any capacity, job or function (including, but not limited to, as a proprietor, stockholder, partner, member, officer, director, employee, consultant, independent contractor, or agent) that is the same or similar to the capacities, jobs or functions in which he served the Company or any of its Subsidiaries during the Consulting Period or UWW or any of its Subsidiaries for the two (2) years immediately prior to the cessation of his employment with UWW when in such capacity, job or function, he could or would assist, support or further any entity, organization or other Person in competing with the Company or any of its Subsidiaries or Affiliates in the Business of the Company; provided that Consultant may maintain his current passive investments in the Consultant’s Businesses that otherwise would violate this paragraph 80, so long as Consultant has no active participation in such Consultant’s Businesses and Consultant does not make additional investments in such Consultant’s Businesses without the prior written consent of the Board. For the purposes of this Agreement, the “Business of the Company” means a business materially engaged in the competitive business of selling or distributing the following products manufactured by third parties: (x) printing and specialty papers, (y) packaging supplies and equipment, or (z) as it relates to printing and specialty papers, industrial and commercial maintenance supplies or graphic imaging supplies and equipment, in any locale of any country in which the Company conducts such business. Notwithstanding the foregoing, the Company agrees that customers and suppliers of the Company are not deemed to be competitive with the Company merely based upon such status. Nothing herein shall prohibit Consultant from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation.

(b) During the Noncompete Period, Consultant shall not directly or indirectly, or through another Person or entity (i) solicit any current employee of the Company or any Subsidiary with whom Consultant had Material Contact during the 12-month time period immediately preceding the termination of his employment with UWW or during the 12-month time period immediately preceding the termination of the Consulting Period (for any reason) to leave the employ of the Company or such Subsidiary, (ii) solicit any person who was previously an employee of the Company or any Subsidiary at any time during the twelve (12) months prior to the termination of the Consulting Period and with whom Consultant had Material Contact during the 12-month time period immediately preceding the termination of his employment with UWW or during 12-month time period immediately preceding the termination of the Consulting Period (for any reason) to leave the employ of such person’s present employer, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary with whom Consultant had Material Contact during the 12-month time period immediately preceding the termination of his employment with UWW or during the 12-month time period immediately preceding the termination of the Consulting Period (for any reason) to cease doing business with the Company or such Subsidiary, and (iv) solicit any business in competition with the Business of the Company from any of the existing or potential customers with whom Consultant had Material Contact during the 12-month time period immediately preceding the termination of his employment with UWW or during the 12-month time period immediately preceding the termination of the Consulting Period (for any reason). For purposes of this Agreement, “Material Contact” means personal contact or the supervision of the efforts of those who have had direct personal contact.

(c) If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Consultant acknowledges that the restrictions contained in paragraph 6 and this paragraph 8 (x) constitute consideration for inducing the Company to employ Consultant as a consultant and to provide Consultant with the compensation and payments under this Agreement, (y) are reasonable and necessary to protect the business interests of the Company, and (z) will not cause him any undue hardship and will not prevent him from earning a living, and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Consultant of any of the provisions of paragraph 6 or this paragraph 8, the Company and its Subsidiaries would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Consultant of this paragraph 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

9. Consultant’s Representations. Consultant hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which he is bound, (ii) Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person or entity other than the Employment Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms. Consultant hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Survival. Paragraphs 5 through 25 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Consulting Period. The other provisions hereof shall cease to be of any force or effect following the expiration or termination of the Consulting Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Consultant:

Allan R. Dragone, Jr. 3560 Ridgewood Road Atlanta, Georgia 30327

Notices to the Company:

xpedx Holding Company 6285 Tri-Ridge Blvd. Loveland, Ohio 45140 Attention: General Counsel

With a copy to:

Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654
Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. Except as expressly provided herein, this Agreement, those documents expressly referred to herein and other documents of even date herewith or therewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way without prejudice to or waiver of any rights or remedies respecting breaches of the Employment Agreement prior to the date hereof and without duplication of any amounts accrued thereunder as of the date hereof except as specifically provided herein. Notwithstanding the foregoing, the restrictive covenants and other obligations contained in paragraphs 6, 7 and 8 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement, including but not limited to the restrictive covenants contained in the Employment Agreement, unless reference is made to the specific provisions hereof which are intended to be superseded.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of UWW and any successor to UWW, including without limitation the Company and any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company other than to any of its Subsidiaries. This Agreement will inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Consultant. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 16.

17. Choice of Law. Consultant acknowledges that UWW and the Company are organized under the laws of the State of Delaware. Therefore, Consultant and UWW agree that all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Forum. Consultant acknowledges that a substantial portion of UWW’s and the Company’s business is and will be based out of the State of New York. Consultant also acknowledges that, as such, during the course of his employment with UWW and provision of services under this Agreement and as a director of the Company, Consultant has had and will continue to have substantial contacts with the State of New York. Therefore, the parties agree that they will not file any action arising out of or based upon this Agreement other than in the federal and state courts located in the State of New York. The parties consent to personal jurisdiction and venue solely within the federal and state courts located in the State of New York and waive all otherwise possible objections to such personal jurisdiction or venue.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Consultant and, prior to the merger, UWW, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the

Consulting Period for Cause or, except as otherwise stated herein, Consultant’s right to terminate the Consulting Period for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20. Taxes. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Consultant any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Consultant’s compensation or other payments from the Company or any of its Subsidiaries. Consultant agrees that he shall be solely responsible for all such Taxes.

21. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22. Consultant’s Cooperation. During the Consulting Period and for the two (2) year period thereafter, Consultant shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or any Subsidiary (including, without limitation, Consultant being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its Subsidiaries all relevant documents which are or may come into Consultant’s possession, all at times and on schedules that are reasonably consistent with Consultant’s other permitted activities and commitments). In the event the Company or any Subsidiary requires Consultant’s cooperation in accordance with this paragraph, the Company shall pay Consultant a per diem reasonably determined by the Board and reimburse Consultant for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

23. Nondisparagement. Consultant hereby agrees and covenants that, except as may be required by law, he shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of the Company or its Subsidiaries or Affiliates, during the Consulting Period or any time after the Consulting Period, except that Consultant may testify truthfully in any civil, administrative or criminal proceeding.

24. Certain Tax Matters. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Consultant by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment or service relationship shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of such relationship unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of the Consulting Period” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Consultant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Consultant, and (B) the date of the Consultant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Consultant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Consultant, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Consultant agrees that Consultant shall not be entitled to any compensation or reimbursement for any Taxes payable with respect to any payments pursuant to this Agreement.

25. Indemnification. The Company hereby agrees to indemnify Consultant and hold the Consultant harmless against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Consultant’s good faith performance of Consultant’s duties and obligations to the Company under this Agreement to the same extent as if such services were performed as a director of the Company. This obligation shall survive the termination of the Consulting Period hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Non-Competition Agreement as of the date first written above.

UWW HOLDINGS, INC.

By:	/s/ Jennifer R. Williams

Its:	Vice President and Secretary

/s/ Allan R. Dragone, Jr.
ALLAN R. DRAGONE, JR.

EXHIBIT A

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by UWW Holdings, Inc. and xpedx Holding Company (together with their respective subsidiaries, the “Company”), of its obligations under Section 5(b) of the Consulting and Non-Competition Agreement, dated as of January 28, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, International Paper Company and their respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.

Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment or service relationship with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment or service relationship with Company, the terms and conditions of that employment or service relationship, and the termination of that employment or service relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of

1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment or service relationship with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment or service relationship.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as required by law.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 5(b), 5(d), 6 through 8 and Section 10 of the Agreement shall survive my execution of this General Release.

12.	I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(f)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

EXHIBIT B

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by UWW Holdings, Inc. (“UWW”) of its obligations under Section 5(b) of the Third Amended & Restated Employment Agreement, made as of September 19, 2008, between UWW and the undersigned and amended as of December 17, 2008, further amended as of December 21, 2010 and further amended as of January 27, 2014 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof UWW and xpedx Holding Company (together with UWW and their respective subsidiaries, the “Company”), International Paper Company and their respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.

Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment or service relationship with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment or service relationship with Company, the terms and conditions of that employment or service relationship, and the termination of that employment or service relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment or service relationship with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment or service relationship.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as required by law.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 5(b), 6 through 8, 10 and 28 of the Agreement shall survive my execution of this General Release.

12.	I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.

Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(j)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(k)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(l)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(m)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(n)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(o)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(p)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE: